Exhibit 10.4

SALES AGREEMENT

This SALES AGREEMENT (this “Agreement”) is made as of 31 October, 2008, by and among Rogers Induflex NV (which will be renamed “Induflex NV” shortly after the acquisition of its shares as of the date hereof, as described below), a Belgian company registered with the Crossroads Bank of Enterprises under enterprise number 0427693784 ("Induflex"), Rogers BVBA, a Belgian company having its registered office at Afrikalaan 188, 9000 Ghent and registered with the Crossroads Bank of Enterprises under enterprise number 0406.657.553, and formerly known as Rogers NV (“Rogers BVBA”), and Rogers Corporation, a Massachusetts corporation (“Rogers”).  Each of Induflex, Rogers BVBA and Rogers may be referred to herein, individually, as a “Party” and, collectively, as the “Parties”.

WHEREAS, Induflex Holding NV, a Belgian company registered with the Crossroads Bank of Enterprises under enterprise number 0807.149.569 and Rogers are parties to that certain Stock Purchase Agreement, of even date herewith (the “Stock Purchase Agreement”), pursuant to which Induflex Holding NV is purchasing all of the issued and outstanding shares of capital stock of Induflex held by Rogers; and

WHEREAS, the parties desire to set forth in this Agreement the terms and conditions upon which Induflex will agree to continue to sell busbar insulation products (the “Products”) to Rogers BVBA and Rogers after the Closing Date.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and agreements hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, the parties agree as follows

Section 1.    Definitions.

The following terms shall have the meanings set forth below (such meanings to be equally applicable to the singular as well as the plural forms of the terms defined):

“Affiliate” means (a) an entity which is controlled by, controls, or is under common control with another entity, (b) an entity owning a majority of the voting securities of another entity, and (c) an entity a majority of whose voting securities is owned by the other entity.

“Disclosing Party” shall have the meaning set forth in Section 6.1.

“Ordering Party” shall have the meaning set forth in Section 2.2.

“Receiving Party” shall have the meaning set forth in Section 6.1.

“Specifications” shall have the meaning set forth in Section 2.3.

“Term” shall have the meaning set forth in Section 4.1.

All other capitalized terms used but not defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement.

Section  2.     Products Sales; Ordering; Delivery.

2.1    Sales Of Products.  Induflex agrees that, subject to the terms and conditions of this Agreement, from and after the Closing Date, Rogers BVBA and Rogers, and any Affiliate of either of them, shall be permitted to purchase the Products on a non-exclusive basis from Induflex in the manner set forth herein; provided, that nothing set forth herein shall result in a commitment by Roger BVBA, Rogers or any such Affiliate to purchase the Products hereunder or to establish any minimum purchase requirements.   Induflex shall use its best efforts to assure the availability of the Products for the Term, at supply levels consistent with those as of the Closing Date.

2.2    Purchase Orders.  For each specified quantity of the Products, Rogers BVBA and Rogers, as applicable (each, an “Ordering Party”) shall deliver to Induflex a purchase order.  Whether or not expressly referenced in such purchase order, all sales of Product from Induflex hereunder shall be subject to Rogers’ Belgian Terms and Conditions of Purchase, set forth as Exhibit A and/or Exhibit B hereto, unless otherwise agreed in writing by the Parties, or unless otherwise expressly set forth in this Agreement.  The provisions of said Exhibit A and/or Exhibit B shall be incorporated into this Agreement as though expressly set forth herein.

The Ordering Party shall reference this Agreement on each purchase order, and shall specify the following information: (a) the purchase order number, (b) quantity of Products desired, (c) the locations to which the Products are to be delivered, (e) whether delivery of the Products will be made in one shipment or in installments, and (d) the dates for delivery for the one shipment or each installment.  No terms or conditions included in any purchase order, acknowledgement or other transmittal, whether on a standard business form or otherwise utilized by an Ordering Party or Induflex in connection with the sale of the Products, which are in conflict with any provision of this Agreement, Exhibit A or Exhibit B hereto shall be valid; nor shall any such terms or conditions shall be construed or deemed to be an amendment of or supplement to this Agreement or otherwise binding on such Ordering Party or Induflex.  Within ten (10) business days of receipt of any purchase order, Induflex shall confirm acceptance of the purchase order, unless either (a) a term of the purchase order, not provided in this Agreement or in Exhibit A hereto, is not reasonably acceptable to Induflex, in which case, within such time period, Induflex shall notify the Ordering Party of the reason therefor, and, if possible, shall offer to accept the purchase order without that term; or (b) Induflex has insufficient quantities of the Products available, in which case Induflex shall provide a notice to the Ordering Party within such time period stating same and modifying the purchase order to reflect the quantity which Induflex can provide. In the event that Induflex fails to either accept or reject (to the extent permitted herein) any purchase order within said ten (10) days, the purchase order shall be deemed accepted.

2.3           Consignment Stock.  Induflex shall provide Products to Rogers BVBA on a consignment basis, when and as ordered by Rogers BVBA on such basis in accordance with the provisions hereof. Rogers BVBA shall submit reports to Induflex, at least twice each month, indicating in reasonable detail the Products consumed or sold during the most recently concluded semi-monthly period, along with a purchase order for such Products. Induflex shall issue an invoice to Rogers BVBA for the Products described in such purchase order, with payment therefor due net thirty (30) days from the date of such invoice; provided, that Induflex may, at its option, deliver an invoice to Rogers BVBA for any Products consigned pursuant to this Section 2.3 that remain unused or unsold for more than three (3) months from the date of delivery.  Rogers BVBA shall keep such books and records as it deems reasonably necessary to record the consumption and sale of any consigned Products, which books and records shall be made available to Induflex for inspection in the premises of Rogers BVBA upon reasonable request.

2.4    Specifications.  All Products supplied hereunder shall be manufactured by Induflex in conformance with applicable specifications currently utilized by the Company, or as otherwise agreed to by the Parties and annexed as a schedule hereto, such specifications to set forth, at a minimum, the manufacturing and testing procedures and acceptance criteria for the Products (the “Specifications”).  The Specifications shall not thereafter be modified without the mutual agreement of the parties to such order.

Section 3.    Price and Payment.

3.1  Payment Terms.  Payment for the Products shall be made in Euros or dollars, as specified in the applicable purchase order, net seventy-five (75) days from receipt of an invoice for the Products described therein (other than consignment sales described in Section 2.3 hereof, which shall be paid net thirty (30) days therefrom), by wire transfer of immediately available funds to a bank account designated in writing by Induflex, unless otherwise agreed.

3.2  Competitive Pricing.

The selling price for all Products sold by Induflex to Rogers hereunder shall be no higher than any sale made by Induflex within the three (3) months immediately preceding such sale, to any other customer of the Products in similar or lesser quantities. Notwithstanding the preceding sentence, however, Induflex shall not be required to make available to Rogers special prices occasionally granted to customer under extenuating circumstances, such as, for example, commercial gestures to attract a new customer or to remedy a dispute or problem (such as late delivery or broken promises) with existing customers.

Induflex acknowledges that the prices currently paid by Rogers and Rogers BVBA for Products are as set forth on Exhibit B hereto. Induflex agrees not to increase, and shall not be required to decrease, the price for any of the Products during the term hereof unless the average price for all raw materials used in that Product during a fiscal quarter (the “Price Change Quarter”), expressed as a percentage of the average purchase price then in effect for that Product during the Price Change Quarter, has increased or decreased from its level immediately prior to the commencement of the Price Change Quarter by seven percent (7%) or more. If it has so increased or decreased, then Induflex shall notify Rogers and Rogers BVBA of that fact within ten (10) days after the end of the Price Change Quarter. The new Product price shall be the price which is sufficient to bring the raw materials percentage described above fully back up, or back down, to its level prior to the Price Change Quarter began. The price change for such Product shall commence at the beginning of the second fiscal quarter after the end of the Price Change Quarter (so, for example, if the Price Change Quarter ends on March 31 of a year, the price increase or decrease shall be effective beginning July 1st of that year).  During the three months preceding the last quarter of the fifth year of the term of this agreement, both parties will convene and assess whether general economic or other changes in circumstances justify continuation of this arrangement. Unless the parties otherwise agree at that meeting, this Section 3.2 shall be of no further force and effect after the expiration of five (5) years from the commencement of this agreement.

Section 4.     Term and Termination.

4.1  Term. The term of this Agreement (the “Term”) shall commence on the date hereof and shall continue for fifteen (15) years thereafter, unless and until terminated in accordance with Section 4.2.  The Parties, by mutual agreement, may extend the Term.  As used herein, “Term” shall refer both to the initial Term and any extension thereof.

4.2  Termination.

4.2.1  Material Breach.  If any Party materially breaches any of the terms of this Agreement and such material breach remains uncured for a period of sixty (60) days after having received written notification of such violation, then either of the non-breaching Parties may thereafter immediately terminate this Agreement by so notifying all of the Parties in writing.  Such termination shall not prejudice the damage rights of the non-breaching Parties as against the breaching Party, which shall have all of the rights and remedies available to them under this Agreement, at law, in equity, or otherwise.

4.2.2  Insolvency.  If any Party makes an assignment for the benefit of creditors, or has a receiver, trustee in bankruptcy, or similar officer appointed to take charge of all or part of its property, then either of the other Parties may terminate this Agreement with immediate effect by delivering written notice thereof.

4.2.3  Force Majeure.  If any Party is unable to fully perform its obligations hereunder for a period of sixty (60) days following an event described in Section 8.6, and such inability remains uncured for a period of sixty (60) days following written notice by the Party unable to perform, either of the remaining Parties may thereafter terminate upon thirty (30) days’ written notice.

4.2.4  Termination for Dormancy.  If no purchase orders are submitted by Rogers or any of its Affiliates for twelve (12) consecutive months hereunder, either Rogers or Rogers BVBA, on the one hand, or Induflex, on the other, thereafter may terminate this agreement upon ten (10) days’ notice to the other parties hereto.

4.3  Survival. Expiration or termination of this Agreement for any reason shall not relieve any Party for a breach of this Agreement occurring prior to such expiration or termination.  Any warranties,  indemnities and other provisions in this Agreement or in Exhibit A hereto shall survive the termination or expiration of this Agreement with respect to Products delivered or ordered prior to such termination.

Section 5.    Representations.

5.1   Representations and Warranties of each Party.  Each Party hereby represents and warrants that (a) it has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder, (b) this Agreement has been duly executed and delivered and represents a legal and valid obligation, binding upon and enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditor’s rights generally, or (ii) general principles of equity, whether considered in a proceeding in equity or at law, (c) the execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, (d) the execution of this Agreement by each Party, and its performance by such Party in accordance with its terms, does not and would not violate any law or regulation of any court, governmental body or administrative or other agency within the jurisdiction to which such Party is currently subject as of the date hereof, and (e) all necessary consent, approvals and authorizations of any governmental authorities and third parties required to be obtained by it in connection with this Agreement have been obtained. These are in addition to the various warranties set forth on Exhibit A hereto.

Section 6.   Confidentiality and Nonuse

6.1  Confidentiality. A Party that receives (the "Receiving Party") confidential information disclosed to it by another Party (the "Disclosing Party") shall keep confidential and not disclose to any third party any confidential information disclosed to it hereunder.  (For purposes hereof, “confidential information” shall mean only that information which is clearly labeled as such.) The Receiving Party shall use the same care and security measures that each uses to protect its own confidential information, but in any event the Receiving Party shall use no less than reasonable care in protecting the Disclosing Party's confidential information.  The obligation to keep the confidential information disclosed by the Disclosing Party strictly confidential shall survive the expiration or termination of this Agreement and shall continue in force until the confidential information has been generally disclosed to the public other than by a breach of this Agreement.

6.2  Permitted Disclosure. To the extent that the Disclosing Party discloses any confidential information to the Receiving Party, the Receiving Party may disclose the confidential information only to those of its respective employees, agents and contractors who need to know such confidential information for purposes of this Agreement and who have executed a confidentiality agreement with the Receiving Party with obligations of confidentiality and nonuse that are no less stringent that those in this Agreement.

6.3  Limitation on Use.  The Receiving Party shall not use any of the Disclosing Party's confidential information and shall ensure that its respective employees and contractors will not use any of the Disclosing Party's confidential information disclosed to it hereunder for any purpose other than in accordance with this Agreement and will not reverse engineer any such confidential information.  All rights, title and ownership in and to all confidential information disclosed by any Disclosing Party hereunder, including discoveries or inventions based upon or derived from such confidential information,  shall remain in the Disclosing Party.

Each Party agrees to promptly disclose to a Disclosing Party any discoveries or inventions principally based upon or principally derived from such Disclosing Party’s confidential information and further agrees to assign (and does hereby assign) to such Disclosing Party, the sole and exclusive ownership in all such discoveries and inventions and to sign all documents and do all things reasonably necessary to give effect thereto.  Notwithstanding the preceding sentence: (a) if such discoveries or inventions relate primarily to “Laminates” (as that term is defined in the Non-Competition Agreement between Induflex Holding NV and Rogers of even date herewith), then such discoveries or inventions shall remain the sole and exclusive property of Induflex, even if based upon confidential information from Rogers; and (b) if such discoveries or inventions relate primarily to busbars, then such discoveries or inventions shall remain the sole and exclusive property of Rogers, even if based upon confidential information from Induflex.

6.4  Exclusions.   Confidential information shall not include information that: (a) at the time of its disclosure is available to the public; (b) after disclosure becomes available to the public through no fault of the Receiving Party; (c) the Receiving Party can show, through adequate written documentation, was received by it from a third party without breach of an obligation of confidentiality; or (d) the Receiving Party can show, through adequate written documentation, was independently developed without use or reference to any  of the Disclosing Party’s confidential information.

6.5  Duties Upon Expiration or Termination. Upon the written request by the Disclosing Party and/or after expiration or termination of this Agreement, the Receiving Party shall either return all of the Disclosing Party's confidential information received by the Receiving Party or destroy the same, but in any event the Receiving Party shall make no further use of the Disclosing Party's confidential information.

6.6  Unauthorized Use.  In case any Receiving Party becomes aware or has knowledge of any unauthorized use or disclosure of confidential information, it shall promptly notify the Disclosing Party of such unauthorized use or disclosure and take any and all steps reasonably necessary to assist the Disclosing Party in attempting to minimize any potential or actual damages or losses resulting from such unauthorized use or disclosure.

6.7  Compelled Disclosure.  The Receiving Party may disclose the Disclosing Party's confidential information to the extent required to comply with, a court or administrative subpoena or order which appears to be lawful on its face, provided that the Receiving Party first uses its best efforts to obtain an order preserving the confidentiality of the information of the Disclosing Party and provided the Receiving Party gives the Disclosing Party timely notice of the contemplated disclosure to give the Disclosing Party an opportunity to intervene to preserve the confidentiality of the information.

Section 7.    Competence

Each Party acknowledges that it was represented by counsel in connection with the negotiation, preparation and execution of this Agreement, is fully competent to execute this Agreement, understands its terms and provisions, and is authorized to and has voluntarily executed this Agreement.  Each Party further acknowledges that, in executing this Agreement, it has relied upon its own knowledge and judgment and/or the advice of its counsel.  It is expressly understood, agreed and warranted that in entering into this Agreement, no Party has relied upon any warranty, representation, statement, promise, action or advice of any other Party, except those expressly set forth herein.

Section 8.    Miscellaneous

8.1  Entire Agreement. This Agreement and the Stock Purchase Agreement constitute the entire agreement of the Parties, and supersedes any prior or contemporaneous agreements between the Parties, with respect to the subject of this Agreement. The Parties shall be bound only by a writing that memorializes this Agreement and which is signed by an authorized representative of each Party.

8.2  Modifications to Agreement. Except as otherwise expressly provided herein, this Agreement may be modified only by a writing that specifically refers to this Agreement and which is signed by an authorized representative of each Party.

8.3  Notices.  All notices and other communications required or permitted to be given by any Party herein to another Party shall be in writing and shall be deemed given when received, and may be sent by mail, courier or similar means. Such notices and communications also may be made via facsimile, electronic mail or other electronic means; provided, that receipt thereof is acknowledged by the recipient in a manner constituting valid notice hereunder. Such notices and other communications shall be addressed to the recipient Party or Parties at the addresses below, or at such other address as such Party hereafter may furnish to all of the other Parties in a manner constituting valid notice hereunder:

If to Induflex:	c/o Induflex NV
Ottergemsesteenweg 799
9000 Gent, Belgium
Facsimile No: +32-9-222-37-91
Attn.: Joel Ludvigsen
joel@ludvigsen.be

If to Rogers or Rogers BVBA:	c/o Rogers BVBA
Afrikalaan 188
900 Gent, Belgium
Facsimile No: +32-9-235-33-36
Attn: Supply Chain Manager

-- with a mandatory copy to –

c/o Rogers Corporation
One Technology Drive
Rogers, Connecticut 06263-0188
UNITED STATES
Attention: Office of the Corporate Secretary
Facsimile: (860) 779-5585
(Current e-mail: bob.soffer@rogerscorporation.com)

-- and with another mandatory copy to –

Samuel M. Shafner, Esq.
Burns & Levinson LLP
125 Summer Street
Boston, MA 02110
Facsimile: (617) 345-3299
E-mail: sshafner@burnslev.com

8.4  Law Governing the Agreement; Dispute Resolution. This Agreement will be governed by the laws of Belgium. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach or invalidity thereof, will be settled by arbitration in accordance with the provisions of Section 9(f) of the Stock Purchase Agreement, which are incorporated herein by reference, mutadis mutandis, as if they were expressly set forth herein.

8.5  Severability. In the event any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been part of this Agreement.

8.6  Force Majeure. If the performance of any duty (other than payment and confidentiality obligations) under this Agreement is prevented, restricted or interfered with by reason of war, revolution, civil commotion, acts of public enemies or terrorists, blockade, embargo, strikes, outage of the Internet, law, order, proclamation, regulation, ordinance, demand, or requirement having a legal effect of any government or any judicial authority or representative of any such government, or any other act whatsoever, whether similar or dissimilar to those referred to in this paragraph, which is beyond the reasonable control of the Party affected, then, subject to Section 4.2.3, the Party so affected shall, upon giving prior written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, or interference; provided, that the Party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed.

8.7  Waiver. All waivers of any rights or breach hereunder must be in writing to be effective, and no failure to enforce any right or provision shall be deemed to be a waiver of the same or other right or provision on that or any other occasion.

8.8  Assignment.  No Party shall have the right to assign this Agreement without prior written consent of the remaining Parties, and any attempted assignment of this Agreement by a Party without prior written consent of the other Parties shall be void.

8.9  Further Assurances.  The Parties agree to execute, acknowledge and deliver all such further instruments, and to do all such other acts as may be necessary or appropriate, in order to carry out the intent and purposes of this Agreement.

8.10  Successors and Assigns. This Agreement shall bind and inure to the benefit of the Parties and their respective successors and permitted assigns.

8.11 English Language. The Parties confirm that it is their desire to have this Agreement, as well as any and all other documents attached or relating hereto, including notices, written in the English language exclusively.

8.12  Independent Contractors. Nothing in this Agreement is intended to create any relationship between the Parties other than as independent contractors and no Party, nor any of its employees, staff, agents, officers or directors shall be construed to be the agent, fiduciary, employee, or representative of any other Party.

8.13  Third Party Beneficiaries. This Agreement is not a third party beneficiary contract, and, therefore, there are no third party beneficiaries to this Agreement.

8.14  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original and both of which together shall be deemed a single instrument. This Agreement shall be deemed effective upon the receipt by each party of an executed signature page hereto signed by the other, which may be transmitted by facsimile or electronic means.

IN WITNESS WHEREOF, each Party have caused its duly authorized representative to execute this Agreement.

Rogers Corporation	INDUFLEX

By: /s/ Luc Van Eenaeme Signature	By: /s/ J. D. Ludvigsen Signature
Name Luc Van Eenaeme Print/Type	Name J. D. Ludvigsen Print/Type
Title Vice President ___ Print/Type	Title Managing Director Print/Type
Date: October 31, 2008	Date: October 31, 2008

Rogers BVBA

By: /s/ Luc Van Eenaeme Signature
Name Luc Van Eenaeme Print/Type
Title Vice President Print/Type
Date: October 31, 2008

Exhibit A

Terms and Conditions of Purchase

THE FOLLOWING TERMS AND CONDITIONS, AND THOSE SPECIFIED ON THE FACE OF THE
PURCHASE ORDER, SHALL EXCLUSIVELY GOVERN THE PURCHASE OF ALL GOODS AND/OR
SERVICES COVERED BY THE PURCHASE ORDER.

1.  DEFINITIONS

"Agreement" shall mean any agreement of sale and purchase whereby Seller sells Goods and/or Services to Rogers;

“Business Day” shall mean a day on which banks located in the respective place of the registered office of Rogers and Seller are open for normal banking business;

"Days" shall mean calendar days;

“Goods and/or Services” shall mean the goods and/or services as described in the Purchase Order;

"Purchase Order" shall mean the written details appearing on the reverse of these Terms and Conditions;

"Rogers" shall mean Rogers Corporation or the subsidiary or affiliate of Rogers Corporation indicated on the face hereof;

“Seller” shall mean the natural or legal person who or which intends to sell the Goods and/or Services to Rogers.

“Termination for Cause” shall mean a termination of this Purchase Order by Rogers pursuant to Section 16.2.

2.  OFFER AND ACCEPTANCE

2.1.	The Purchase Order constitutes an offer by Rogers to Seller only to the extent of, and as expressly limited by, the terms and conditions herein.

2.2.
Acceptance of such offer is expressly limited to these terms and conditions, and no other document, including, but not limited to, Seller’s proposal quotation and acknowledgment forms, shall be deemed a part of the Purchase Order, unless its terms are specifically and expressly agreed to by an authorized representative of the Purchasing Department of Rogers, or an executive officer of Rogers (collectively, an “Authorized Rogers Employee”) in writing.

2.3.	Rogers reserves the right to revoke its offer at any time prior to its written acceptance by Seller as provided below.

2.4.	Acceptance by Seller shall be accomplished solely by return of an executed acknowledgment copy of the Purchase Order, or by separately notifying Rogers in writing of Seller’s acceptance hereof.

2.5.
Without limiting the generality of the foregoing, Seller’s commencement of performance shall not be deemed acceptance of the Purchase Order unless Rogers, in its sole discretion, expressly elects in writing, signed by an Authorized Rogers Employee, to waive (at any time before, during or after performance by Seller) the requirement for such written acceptance of the Purchase Order by Seller; in which case Seller shall be deemed, by its performance, to have accepted each and every term and condition hereof.

2.6.
If Seller’s acknowledgment or separate notice of acceptance of the Purchase Order, or any other document of Seller relevant hereto (collectively “Seller’s Documents”) contains any one or more terms inconsistent with, or additional to, those set forth herein, such Seller’s Documents shall be deemed an acceptance of these terms and conditions, accompanied by a proposal of additional terms, which proposal Rogers then shall be deemed to have rejected unless an Authorized Rogers Employee expressly accepts same in writing within ten (10) Days of its receipt thereof.

3.  CHANGES AND WAIVERS

3.1.
The only changes (which term when used in this Section 3.1, includes amendments and additions) to the Purchase Order by which Rogers shall be bound are those expressly agreed to in a writing signed by an Authorized Rogers Employee.

3.2.	In no event shall Rogers’ silence be construed as an acquiescence to or acceptance of any proposed changes to the Purchase Order.

3.3.
Rogers may at any time, by a timely written order signed by an Authorized Rogers Employee and without other notice to Seller or its sureties or assignees, suspend performance hereunder, increase or decrease the ordered quantities, and/or make changes within the general scope of the Purchase Order with respect to any one or more of the following:  (a) applicable drawings, designs, or specifications, (b) methods of shipment or packing, and/or (c) place of delivery, delivery schedule and/or testing.

3.4.
If any such change(s) cause an increase or decrease in Seller’s actual cost of, or in the time reasonably necessary for performance of the Purchase Order, then an equitable adjustment shall be made in the Purchase Order price and/or delivery schedule, as the case may be.

3.5.
The party seeking such adjustment shall notify the other party in writing within thirty Days of Seller’s receipt of notice of the changes, describing specifically the adjustments sought. No claim for adjustment made after such thirty Day period shall be valid, unless such period is extended in writing by an Authorized Rogers Employee and a duly authorized employee of the Seller.

3.6.
Nothing in this Section 3 (including, without limitation, any pending disagreement regarding adjustments for such changes) shall excuse Seller from proceeding, immediately upon receipt of such changes, with the Purchase Order as changed or amended.

3.7.
Without prejudice to the foregoing, no right or privilege of a party to the Purchase Order may be waived or modified, except in writing executed by a duly authorized officer of such party. A party’s failure to insist upon performance of any term or condition hereof, or to exercise any right or privilege hereunder, or any waiver thereof, shall not be deemed a waiver of any other term, condition, right or privilege contained in the Purchase Order or any other purchase order, including these terms and conditions; nor shall be construed as a continuing waiver thereof.

4.  PRICE AND STATED TERMS

4.1.
Seller shall sell to Rogers the Goods and/or Services at the prices and terms specified in the Purchase Order, provided that the Purchase Order is accepted by the Seller in accordance with Section 2 hereof..

4.2.	INTENTIONALLY OMITTED.

4.3.	INTENTIONALLY OMITTED.

4.4.	Prices stated in the Purchase Order are inclusive of all charges for packing, containers, insurance and transportation, except as otherwise specifically provided on the face hereof.

4.5.
Without prejudice to the other terms and conditions, prices offered and accepted are in Euros or USD and are not subject to escalation or adjustment of any kind for any reason except by mutual consent in writing, signed by an Authorized Rogers Employee and by a duly authorized officer of Seller.

5.  TAXES

5.1.
Except as otherwise expressly provided herein or as required by any applicable law, Seller agrees to pay any applicable tax, except for sales taxes (VAT), which may be imposed upon the Goods and/or Services.

5.2.	All of the applicable sales taxes to a purchase of Goods and/or Services by Rogers and paid by Seller must be included and shown separately on its invoice to Rogers.

6.  INVOICES

6.1.
Invoices shall be submitted in duplicate and shall contain the following information: Purchase order number, item number, description of item, quantities, unit price, extended totals, and Seller’s packing slip number, in addition to any other information specified elsewhere herein. However, any term and condition appearing on the face or the back of an invoice or accompanying it and deviating from the Purchase Order or from these terms and conditions, hereby is deemed to be protested or objected by Rogers.

6.2.	Seller shall provide Rogers with bills of lading, express receipts, or other proof of delivery upon request.

6.3.
Payment of Seller’s invoice shall not constitute acceptance of the Goods or Services, and shall be subject to adjustment for errors, shortages, hidden or obvious defects, or any failure of Seller to meet the requirements of the Purchase Order.

6.4.
Upon notice to Seller, Rogers may at any time withhold, deduct or set off from any part of the price due under the Purchase Order or any other purchase order of Rogers all or any portion of the damages resulting from any breach of a material term or condition contained herein, and/or any amount owed to Rogers by Seller or any of its affiliates, whether or not arising out of or related to the transaction which is the subject of the Purchase Order.

6.5.	Rogers shall issue payment sixty (60) Days from due date, or from actual delivery date of goods or completion of services, whichever is later.

6.6.	Late payment interests may only be charged (but will accrue as of the payment date) if Rogers fails to pay within thirty (30) Business Days after having received a notice of non-payment in writing.

7.  UNDER- AND OVER SHIPMENTS

7.1.	Rogers will pay only for quantities ordered; provided that inadvertent overshipments of less than 10%, or undershipments of more than 10%, of the relevant Purchase Order shall be honored by Rogers.

7.2.
If the over shipment on any Purchase Order exceeds 10%, then up to the entire overshipment (at Rogers’ discretion) may be held at Seller’s risk and expense for a reasonable time awaiting shipping instructions.

7.3.
If the over shipment on any Purchase Order exceeds 10%, then return shipping and insurance charges and any other expenses (related to the return) for the entire overshipped quantities in the relevant Purchase Order) will be at Seller’s expense.

8.  PACKING AND SHIPMENT

8.1.
Unless otherwise specified, the Goods shall be packed, packaged, marked and otherwise prepared for shipment in a manner which is: (i) in accordance with good commercial practice, (ii) acceptable in common carriers for shipment at the lowest applicable rate and in accordance with applicable laws and regulations, and (iii) adequate to insure safe arrival of the Goods at the named destination.

8.2.
Seller shall mark all containers with necessary lifting, handling and shipping information, the Purchase Order number and the date of shipment.  An itemized packing slip shall accompany each shipment. Failure to provide packing slips may result in excusable delay in processing Seller’s invoices; furthermore, in any such case, Rogers’ count shall be accepted as conclusive.

8.3.
For purposes of calculating early payment, cash or similar discounts, the period for payment shall be computed either from the date of delivery and acceptance of the Goods and/or Services ordered, or the date of receipt of correct and proper invoices, prepared in accordance with the terms of the Purchase Order, whichever date is later, until the date of mailing of Rogers’ check to Seller.

9.  DDP POINT / TITLE

9.1.
Unless otherwise specially provided on the face of the Purchase Order, or otherwise agreed to in writing by Rogers and the Seller, the Goods shall be delivered on a Delivered Duty Paid (as defined in Incoterms) basis to Rogers’ designated address.

9.2.	Title to the Goods and/or Services shall pass to Rogers upon delivery, subject to Rogers’ satisfactory testing and inspection of the same.

10.  INSPECTION and ACCEPTANCE

10.1.
The Goods and/or Services shall be subject to inspection and testing by Rogers to the extent practicable at all places and times, including the period of manufacture, and in any event, prior to final acceptance.

10.2.
If inspection or test is made by Rogers at Seller’s premises, Seller without additional charge shall provide all reasonable facilities and assistance for the safety and convenience of Rogers’s inspections.

10.3.
No inspection or test made prior to the final inspection and acceptance at destination shall relieve Seller from responsibility for any defects or other failure to meet the requirements of the Purchase Order.

10.4.
In case the Goods or Services are defective in material or workmanship, or otherwise not in conformity with the requirements of the Purchase Order, Rogers will notify Seller within 15 days after establishing of apparent visual shipping damage. Rogers shall have the right, either to reject them without correction, or require their correction, or accept them with an adjustment in price, or return them to Seller for full credit.  Any item which has been rejected or required to be corrected shall be replaced or corrected by and at the expense of Seller promptly after notice.

10.5.	If after Rogers’ request, Seller fails to promptly replace or correct any defective item within the delivery schedule, Rogers may

(i)	replace or correct such item and charge to Seller the cost occasioned thereby, or
(ii)
give Seller seven (7) days’ notice of such failure, and, if the Seller fails to remedy same within such seven (7) day period, then Rogers then may unilaterally declare the Agreement terminated immediately and ipso jure, without court intervention in accordance with the Termination for Cause provisions of Section 16.2, and demand payment of damages for an amount of 12% of the price specified in the Purchase Order (notwithstanding Rogers' right to demand the actual damages if higher); or

(iii)	require an appropriate reduction in price.

10.6.
Notwithstanding any prior inspections or payments (partial or in full) hereunder, the Goods and/or Services shall be subject to final inspection at Rogers’s plant (or other destination designated by Rogers) within a reasonable time after delivery.  Seller shall provide and maintain an inspection system which is acceptable to Rogers.  Records of all inspection work shall be kept complete and available to Rogers during the performance of the Purchase Order and for such further period as Rogers may determine.

11.  DELIVERY

11.1.	Time is of the essence.

11.2.
In the case of non-observance of the material terms of delivery contained in the Purchase Order (in the case of Goods) or of the start and completion dates contained in the Purchase Order (in the case of Services), if the Seller fails to remedy same within seven (7) days following written notice of such non-observance, Rogers shall, at its option be entitled either to demand performance of the Agreement and payment of damages for delayed delivery for an amount of 12% of the price specified in the Purchase Order (notwithstanding Rogers' right to demand for the actual damages if higher), or to unilaterally declare the Agreement terminated immediately and ipso jure, without court intervention and to demand payment of damages for an amount of 12% of the price specified in the Purchase Order (notwithstanding Rogers' right to demand for the actual damages if higher).

Rogers is entitled to deduct any damages from the price due to Seller on the basis of any agreement with Seller.

12.  WARRANTY

12.1.
In addition to any warranty implied by fact or law, Seller expressly hereby warrants for twelve (12) months from acceptance (or such longer time as Seller otherwise may have offered or provided) that the Goods and/or Services to be delivered or performed hereunder shall be free from defects in workmanship, material and manufacture, shall comply strictly with the requirements of the Purchase Order, including any drawings or specifications incorporated herein or samples furnished by Rogers or Seller, and, where design is Seller’s responsibility, shall be free from defects in design.

12.2.
Seller further warrants that the Goods and/or Services ordered hereunder shall be merchantable and shall be fit, suitable and sufficient for the purpose for which intended, that it has the right to convey same to Rogers, and that the Goods and/or Services are free of all liens and encumbrances.

12.3.	Rogers cannot be deemed to have accepted apparent defects unless Rogers has failed to notify such defects to Seller within thirty Business Days as from the date of delivery.

12.4.
Without prejudice to the protection and the remedies of Rogers by the provisions of the law, if Goods and/or Services pursuant to this Purchase Order are within one year after acceptance found not to be as warranted, Rogers may request Seller, at Seller’s expense, to correct, repair, replace, credit or refund, as Rogers shall elect in writing.

12.5.
Any Goods or Services corrected or furnished by Seller in replacement of the same shall also be subject to all the provisions of the Purchase Order and entitled to warranties to the same extent as the Goods and/or Services initially furnished hereunder, starting from the date of correction, repair or replacement.

12.6.	All warranties hereunder shall survive inspections, tests, acceptance of and payment by Rogers.

12.7.	All warranties hereunder shall run to Rogers and to its successors and assigns.

12.8.	All remedies under the Purchase Order shall be cumulative and not alternative and are without prejudice to the remedies available to Rogers by law.

13.  ASSIGNMENT  No part of the Purchase Order may be assigned or subcontracted by Seller without the prior written approval of an Authorized Rogers Employee.

14.  INTELLECTUAL PROPERTY INDEMNIFICATION  Seller represents and warrants to Rogers that no use or sale of any item to be delivered hereunder, alone or in any combination recommended or specified by Seller, and no service supplied or work performed hereunder by Seller, its agents, employees or representatives, will infringe any U.S. or foreign patent, copyright, trademark, service mark or other intellectual property.  Seller agrees to indemnify and hold Rogers and its customers harmless from and against any and all costs, damages, and expenses (including without limitation prompt reimbursement of legal fees and expenses, expended or incurred by Rogers to defend itself therefrom or otherwise as a consequence thereof) and all judgments and decrees resulting from any actual or alleged infringements or contributory infringement of any U.S. or foreign patent, copyright,  trademark, service mark or other intellectual property by such use or sale of any such item or by any services supplied or work performed hereunder by Seller, its agents, employees or representatives. Other than for trade mark or service mark infringements, Rogers and its customers shall not be entitled to make any claims under this clause for infringements known by Rogers with respect to the products as described in Exhibit B as long as the features of the products as described in Exhibit B  have not been changed.

15.  COMPLIANCE MATTERS AND OTHER INDEMNIFICATION

15.1.
To the extent that Seller’s agents, employees, representatives or subcontractors enter upon Rogers's premises, Seller agrees to indemnify and save harmless Rogers of and from any and all loss, claim, damages, liability, cost, expense (including legal fees and expenses), and any cause of action whatsoever, arising out of or in connection with any act or omission of Seller, its agents, employees, representatives or subcontractors.

15.2.	Seller shall maintain and provide proof to Rogers, as requested, of General Liability Insurance and Worker’s Compensation Insurance.

16.  TERMINATION

16.1.
Rogers reserves the right to terminate the Purchase Order at its convenience. Immediately upon notice thereof, Seller shall stop all work and observe any instructions from Rogers as to work in process, and Rogers shall pay Seller an equitable adjustment for work already performed.

16.2.
Rogers may also terminate the Purchase Order for cause immediately, and without liability of any kind and without waiving any other of its rights and remedies, whether at law for damages, in equity or both (“Terminate for Cause” or “Termination for Cause”) in the event of: (i) a breach by Seller of any of the material terms or conditions hereof, (ii) failure by Seller to provide Rogers with adequate assurance of due performance upon written demand by Rogers when reasonable grounds for insecurity have arisen, including, without limitation, a failure to meet delivery, production or other performance schedules, or (iii) upon Seller’s bankruptcy or insolvency.  In such event, Rogers shall not be liable to Seller for any amounts, and Seller shall be liable for and shall hold Rogers harmless from, any damage, cost and expense occasioned by Seller’s breach or default (including, without limitation, legal fees and expenses).

If it should be determined that a Termination for Cause by Rogers has been improper,then such termination shall be deemed to have been for Rogers’ convenience, and treatedfor all purposes as set forth in Section 16.1, with no other liability than as expressly statedtherein.

17. GIFTS

If Rogers determines that gratuities (in the form of entertainment, gifts or otherwise) were offered or given by Seller to any employee, agent or representative of Rogers with a view towards securing a contract or securing favorable treatment with respect to the awarding, amending or the making of any determination with respect to the performance of such contract, Rogers may Terminate for Cause by notice to Seller pursuant to Section 16.2.

18.  ELECTRONIC TRANSACTIONS

Seller and Rogers agree to conduct the transactions governed by these terms and conditions by electronic means except: (i) as to matters where a manual signature of an Authorized Rogers Employee is required hereby; and (ii) Rogers’ liability hereunder  may not be increased or expanded except by an amendment or waiver complying with the terms of Section 3 bearing the manual signature of an Authorized Rogers Employee.

19.  MISCELLANEOUS

19.1.
If any provision (or part thereof) of these terms and conditions is found by any competent authority to be void or unenforceable, such provision (or part thereof) shall be deemed to be deleted from these terms and conditions and the remaining provisions (or other parts thereof) of these terms and conditions shall continue to have full force. Seller and Rogers shall then negotiate in good faith in order to agree the terms of mutually satisfactory provisions to be substituted for the provisions (or parts thereof) found to be void and unenforceable.

19.2.	Captions are for convenience only, and shall not be deemed part of the Purchase Order, nor be taken into consideration in the interpretation hereof.

20.  APPLICABLE LAW AND DISPUTE RESOLUTION

20.1.	Disputes arising out of or in connection with any agreement to which these terms and conditions are applicable, shall be exclusively settled by the courts of the legal district of Ghent.

These terms and conditions and any relationship to which these terms and conditions apply shall be governed, construed, interpreted, enforced by, and the relations between Rogers and Seller shall be determined in accordance with the Belgian laws, and no effect shall be given to any other choice-of-law or conflict-of-laws rules or provisions (those of Belgian, foreign or international nature) that would cause the laws of any other jurisdiction to be applicable, nor to the UN Convention of Vienna on Contracts for the International Sale of Goods (dated 11 April 1980).